EXHIBIT 99.1

                             [DSI TOYS LETTERHEAD]

                                                         CONTACT: DSI TOYS, INC.
                                                                    Nasdaq: DSIT
                                                       Robert L. Weisgarber, CFO
                                                          Brook Wootton, Mgr. IR
                                                                  (713) 365-9900

                                        FOR RELEASE : JANUARY 7, 2000 3:45 PM CT

                         DSI TOYS, INC. ANNOUNCES MERGER

      DSI Toys, Inc., DSI, (NASDAQ: DSIT) is pleased to announce that it has acquired Meritus Industries, Inc. (Meritus) by way of a merger which has been consummated today. Meritus is a privately held toy manufacturer headquartered in Fairfield, NJ, with offices and distribution facilities in Hong Kong. Pursuant to the terms of the previously announced merger, Meritus was merged with and into DSI, with DSI as the surviving company in the merger.

      Meritus manufactures and markets dolls, doll houses, doll accessories, and girls' toys such as BABY BEANS(R), soft bean bag dolls, FOREVER GIRL FRIENDS(R), a line of accessories for 11 1/2" fashion dolls, and LITTLE DARLINGS(TM), value priced action feature dolls. Meritus recently introduced ELITE DOLLS(TM) which was created specifically to manufacture and market "Lifetime Play Dolls", a new line of exquisite 18" dolls and accessories suitable for playing or collecting. Meritus products are available at retail toy outlets and specialty stores and are sold in more than 40 countries worldwide.

      Pursuant to the terms of the merger, which became effective today, DSI Toys' acquired all of the issued and outstanding stock of Meritus for 600,000 shares of DSI Toys' common stock and $2.6 million in other consideration to the shareholders of Meritus. Contemporaneously with the merger, DSI satisfied $4.4 million of existing Meritus debt.

      "The Meritus merger continues DSI's strategy of diversifying and expanding its product lines," stated Michael J. Lyden, CEO and President, "Meritus offers DSI an expanded presence in the doll and girls' toy segments of the toy business. In addition to significant consolidation benefits, we view the Meritus / Elite product lines as having excellent growth potential".

      "We are excited to become a part of DSI's promising future, and believe that the merger will enable DSI to capitalize on new opportunities in the toy industry," commented Walter S. Reiling.

      The consolidated 2000 product lines will be shown to retailers at the American International Toy Fair in New York City next month.

      DSI Toys, Inc. (NASDAQ: DSIT) designs, develops, markets and distributes high quality, toys, dolls and children's consumer electronics. Core products are juvenile audio toys (including Tech-Link(TM) walkie-talkies and Kawasaki(R) musical toys), remote control vehicles under the GEARHEAD RC(TM) brand, BLOCKMEN(R) constructions sets, and dolls including Hush Lil Baby(TM) and Sweet Faith(TM). The Company's web sites can be reached at HTTP://WWW.DSITOYS.COM and HTTP://WWW.BLOCKMEN.COM.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT PLANS AND EXPECTATIONS REGARDING PRODUCTS AND OPPORTUNITIES, DEMAND AND ACCEPTANCE OF NEW AND EXISTING PRODUCTS, CAPITAL RESOURCES, AND FUTURE FINANCIAL CONDITION AND RESULTS ARE FORWARD-LOOKING. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, WHICH MAY CAUSE DSI'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY AND ADVERSELY FROM THOSE EXPRESSED. THESE UNCERTAINTIES AND RISKS INCLUDE CHANGING CONSUMER PREFERENCES, LACK OF SUCCESS OF NEW PRODUCTS, LOSS OF DSI'S CUSTOMERS, COMPETITION, AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN DSI'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.